UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No.___3____)*
Therapeutic Discovery Corp.

 (Name of Issuer)

Common Stock**
 (Title Of Class of Securities)

883376204
(CUSIP Number)

Check the following box if a fee is being paid with this statement .
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                            ------------

CUSIP NO. 883376204 _____________
13G
PAGE 1


1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch & Co., Inc.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     Joint Filing
     (a)
     (b)
3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER

    None

6 SHARED VOTING POWER

   None

7 SOLE DISPOSITIVE POWER

    None


8 SHARED DISPOSITIVE POWER

   None

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   None


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0 %

12 TYPE OF REPORTING PERSON*

 HC, CO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 883376204 ____________
13G
PAGE 2



1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch, Pierce, Fenner & Smith Incorporated

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

Joint Filing
(a)
(b)

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

  Delaware

NUMBER OF SHARES BENEFICAILLY OWNED BY EACHREPORTING PERSON WITH

5 SOLE VOTING POWER

  None

6 SHARED VOTING POWER

  None

7 SOLE DISPOSITIVE POWER

 None

8 SHARED DISPOSITIVE POWER

  None

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  None

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

  0%

12 TYPE OF REPORTING PERSON*

BD, CO

*SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G


Item 1 (a)		Name of Issuer:


            Therapeutic Discovery Inc.


Item 1 (b)		Address of Issuer's  Principal Executive Offices:

            P.O. Box 10051
            Palo Alto, Ca 94303-0860


Item 2 (a)		Names of Persons Filing:

            Merrill Lynch & Co., Inc.
            Merrill Lynch, Pierce, Fenner & Smith Incorporated

Item 2 (b)		Address of Principal Business Office, or, if None, Residence:

            Merrill Lynch & Co., Inc.
            World Financial Center, North Tower
            250 Vesey Street
            New York, New York  10281

            Merrill Lynch, Pierce, Fenner & Smith Incorporated
            World Financial Center, North Tower
            250 Vesey Street
            New York, New York  10281

Item 2 (c)		Citizenship:

            See Item 4 of Cover Pages

Item 2 (d)		Title of Class of Securities:

            Common Stock

Item 2 (e)		CUSIP Number:

            883376204

Item 3

Merrill Lynch & Co., Inc. ("ML&Co.") is a parent holding company, in accord ance with Section 240.13d-1(b)(ii)(G). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934.


a)   Amount Beneficially Owned:

See Item 9 of Cover Pages. Pursuant to Section 240.13d-4, ML&Co. and MLPF&S (the "Reporting Persons") disclaim beneficial ownership of the securities of Therapeutic Discovery Inc. referred to herein, and the filing of this
Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any of the securities of Therapeutic Discovery Inc. referred to herein other than in the case of such held by MLPF&S in proprietary accounts.


	(b)   Percent of Class:

			See Item 11 of Cover Pages

	(c)   Number of shares as to which such person has:

	          (i)     sole power to vote or to direct the vote:

			See Item 5 of Cover Pages

	         (ii)     shared power to vote or to direct the vote:

			See Item 6 of Cover Pages

	         (iii)    sole power to dispose or to direct the disposition of:

			See Item 7 of Cover Pages

	         (iv)   shared power to dispose or to direct the disposition of:

			See Item 8 of Cover Pages

Item 5	Ownership of Five Percent or Less of a Class.

   Not Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

			Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company.

   See Exhibit A

Item 8	Identification and Classification of Members of the Group.

   Not Applicable

Item 9	Notice of Dissolution of Group.

   Not Applicable


Item 10	Certification.

	By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Merrill Lynch & Co., Inc.
____________________
Date:

Andrea Lowenthal
Signature:

____________________
Name: Andrea Lowenthal
______________________
Title: Attorney-in-Fact *



Merrill Lynch, Pierce, Fenner & Smith Incorporated

_____________________
Date:

Andrea Lowenthal
Signature:
______________________
Name: Anrdrea Lowenthal

______________________
Title: Attorney in Fact**



* Executed pursuant to a Power of Attorney dated November 17, 1995, a copy of which is attached hereto as Exhibit B.

** Executed pursant to a Power of Attorney dated November 17, 1995, a copy of whcih is attached hereto as Exhibit C.

                  Exhibit A to Schedule 13G

     One of the persons filing this report, Merrill Lynch & Co., Inc., is a Delaware corporation with its prinicpal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), and a parent holding company pursuant to Section 240 13d-1(b)(1)(ii)(G). The relevant subsidiaries of ML&Co. are Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a Delaware corportation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, is a wholly owned direct subsidiary of ML&Co. and a broker-dealer registered pursuant to the Securities Exchange Act of 1934.


                       Exhibit B to Scehdule 13G

                           Power of Attorney


     The undersigned, Merrill Lynch & Co., (the "Corporation") a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York, 10281 does hereby make, constitite and appoint Richard B. Alsop, Richard D. Kreuder and Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New
York, 10281 as its true and lawful attorneys-in fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the"Act") and the regulations thereunder, any number, as appropriate, of original copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)
(1) of the Act, as may be required thereto) to be filed and/or delivered with the respect to any equity security (as defined in Rule 13d-1-(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do it if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 25th day of February, 1995.



               MERRILL LYNCH & Co., Inc.

               By:         /s/ David H. Komansky
               Name:   David H. Komansky
               Title:  President and Chief Operating Officer



               Exhibit C to Schedule 13G


                    Power of Attorney

The undersigned, Merrill Lynch, Pierce, Fenner & Smith Incorporated, (the "Corporation") a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York, 10281 as its attornies-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under
Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or
Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section (d) of the Act and the regulations thereunder, (ii) and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHREOF, the undersigned has executed this Power of Attorney, this 25th day of February, 1995.


MERRILL LYNCH, PIERCE, FENNER & SMITH  INCORPORATED


By:         /s/ David H. Komansky
Name:     David H. Komansky
Title:    President and Chief Operating Officer

